Exhibit 99.2

ANSYS, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 1, 2006, ANSYS, Inc. (hereafter “ANSYS” or the “Company”) completed its acquisition of Fluent Inc., a global provider of computational fluid dynamics (“CFD”)-based computer-aided engineering software and services (hereafter “Fluent”). Under the terms of the merger agreement, ANSYS issued approximately 6,000,000 shares of its common stock, valued at approximately $274 million based on the average closing market price on the two days preceding and the two days following the announcement of the acquisition, and paid approximately $315 million in cash to acquire Fluent. The total purchase price of approximately $598 million includes approximately $9 million in transaction fees. The acquisition is accounted for under the purchase method of accounting.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon management’s estimates of the fair market values of the assets acquired and the liabilities assumed. These estimates are subject to change upon the final valuation of Fluent’s assets and liabilities.

The unaudited pro forma condensed combined balance sheet as of March 31, 2006 is presented as if the Fluent acquisition and related bank financing occurred on March 31, 2006.

The unaudited pro forma condensed combined statements of operations of ANSYS and Fluent for the three months ended March 31, 2006 and for the year ended December 31, 2005 are presented as if the Fluent acquisition and related bank financing had taken place on January 1, 2005 and were carried forward through March 31, 2006 and December 31, 2005, respectively.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of ANSYS and Fluent after giving effect to borrowings used and stock issued to finance the Fluent acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition and borrowings been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma statements of operations also exclude a charge of approximately $28.1 million, which represents the estimated fair value of Fluent research projects in process. This charge will be recorded upon consummation of the acquisition.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of ANSYS’ annual report filed on Form 10-K for the year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, and of Fluent included as Exhibit 99.1 in this Form 8-K/A.

ANSYS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2006

	Historical
(in thousands)	ANSYS	Fluent	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$197,159	$22,734	$(126,428	)(A)	$93,465
Short-term investments	6,071	—	—		6,071
Accounts receivable, net	22,491	28,098	—		50,589
Other receivables and current assets	28,014	4,741	—		32,755
Deferred income taxes	4,179	6,214	(1,622	)(E)	8,771

Total current assets	257,914	61,787	(128,050)		191,651
Property and equipment, net	6,265	14,794	3,038	(C)	24,097
Capitalized software costs, net	528	—	—		528
Goodwill	44,582	37,487	342,852	(D)	424,921
Other intangibles, net	9,440	—	213,900	(B)	223,340
Investment in related party	—	4,633	(4,633	)(L)	—
Other assets	3,864	1,026	1,871	(O)	6,761
Deferred income taxes	2,950	820	(3,770	)(E)	—

Total assets	$325,543	$120,547	$425,208		$871,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$—	$771	$29,000	(M)	$29,771
Accounts payable	1,385	2,077	—		3,462
Accrued bonuses	4,368	2,833	—		7,201
Other accrued expenses and liabilities	16,845	14,620	—		31,465
Deferred revenue	57,724	51,082	(19,054	)(F)	89,752

Total current liabilities	80,322	71,383	9,946		161,651
Long-term debt and capital lease obligations, less current portion	—	654	169,000	(M)	169,654
Other long-term liabilities	1,375	—	—		1,375
Amounts due to parent and related party	—	9,007	(9,007	)(L)	—
Deferred income taxes	—	—	48,854	(E)	48,854
Commitments and contingencies
Stockholders’ equity	243,846	39,503	206,415	(G)	489,764

Total liabilities and stockholders’ equity	$325,543	$120,547	$425,208		$871,298

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ANSYS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

	Historical
(in thousands, except per share data)	ANSYS	Fluent	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Software licenses	$85,680	$79,497	$—		$165,177
Maintenance and service	72,356	42,372	—		114,728

Total revenue	158,036	121,869	—		279,905
Cost of sales:
Software licenses	5,292	2,856	—		8,148
Amortization of software and acquired technology	3,576	—	17,134	(H)	20,710
Maintenance and service	15,171	19,228	3,202	(I)(N)	37,601

Total cost of sales	24,039	22,084	20,336		66,459

Gross profit	133,997	99,785	(20,336)		213,446
Operating expenses:
Selling, general and administrative	43,285	52,066	(5,143	)(I)(N)	90,208
Research and development	30,688	15,714	2,183	(I)(N)	48,585
Amortization	1,184	—	8,731	(H)	9,915

Total operating expenses	75,157	67,780	5,771		148,708

Operating income	58,840	32,005	(26,107)		64,738
Interest income (expense), net	4,295	(1,883)	(15,147	)(J)	(12,735)
Other income (expense), net	(24)	307	—		283

Income before income tax provision	63,111	30,429	(41,254)		52,286
Income tax provision	19,208	11,143	(15,677	)(K)	14,674

Net income	$43,903	$19,286	$(25,577)		$37,612

Earnings per share – basic:
Basic earnings per share	$1.38				$1.00

Weighted average shares – basic	31,749		6,000		37,749

Earnings per share – diluted:
Diluted earnings per share	$1.30				$0.95

Weighted average shares – diluted	33,692		6,000		39,692

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ANSYS, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2006

	Historical
(in thousands, except per share data)	ANSYS	Fluent	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Software licenses	$26,752	$21,689	$—		$48,441
Maintenance and service	19,259	11,583	—		30,842

Total revenue	46,011	33,272	—		79,283
Cost of sales:
Software licenses	1,490	1,448	—		2,938
Amortization of software and acquired technology	908	—	4,391	(H)	5,299
Maintenance and service	4,470	4,649	785	(I)(N)	9,904

Total cost of sales	6,868	6,097	5,176		18,141

Gross profit	39,143	27,175	(5,176)		61,142
Operating expenses:
Selling, general and administrative	11,839	12,927	(1,324	)(I)(N)	23,442
Research and development	9,357	4,118	599	(I)(N)	14,074
Amortization	128	—	2,097	(H)	2,225

Total operating expenses	21,324	17,045	1,372		39,741

Operating income	17,819	10,130	(6,548)		21,401
Interest income (expense), net	1,512	(28)	(3,572	)(J)	(2,088)
Other income (expense), net	186	(111)	—		75

Income before income tax provision	19,517	9,991	(10,120)		19,388
Income tax provision	6,604	3,638	(3,846	)(K)	6,396

Net income	$12,913	$6,353	$(6,274)		$12,992

Earnings per share – basic:
Basic earnings per share	$0.40				$0.34

Weighted average shares – basic	32,122		6,000		38,122

Earnings per share – diluted:
Diluted earnings per share	$0.38				$0.32

Weighted average shares – diluted	34,165		6,000		40,165

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ANSYS, Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of ANSYS and Fluent after giving effect to borrowings used to finance the Fluent acquisition, as well as certain assumptions and adjustments.

The unaudited pro forma condensed combined balance sheet as of March 31, 2006 is presented as if the Fluent acquisition and related bank financing occurred on March 31, 2006.

The unaudited pro forma condensed combined statements of operations of ANSYS and Fluent for the three months ended March 31, 2006 and for the year ended December 31, 2005 are presented as if the Fluent acquisition and related bank financing had taken place on January 1, 2005 and were carried forward through March 31, 2006 and December 31, 2005, respectively.

ANSYS accounts for acquisitions under Financial Accounting Standards Board Statement No. 141, “Business Combinations” (“Statement 141”). In accordance with business combination accounting, ANSYS allocates the purchase price of an acquired company to the tangible and intangible assets acquired, and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon management’s estimates of the fair market values of the assets acquired and the liabilities assumed. These estimates are subject to change upon the final valuation of Fluent’s assets and liabilities.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of ANSYS that would have been reported had the acquisition and borrowings been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of ANSYS. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that ANSYS may achieve with respect to the combined companies. The unaudited pro forma statements of operations also exclude a charge of approximately $28.1 million, which represents the estimated fair value of Fluent research projects in process. This charge will be recorded upon consummation of the acquisition.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of ANSYS’ annual report filed on Form 10-K for the year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, and of Fluent included as Exhibit 99.1 in this Form 8-K/A.

Transactions between ANSYS and Fluent were nominal during the periods presented. No pro forma adjustments were made to conform Fluent’s accounting policies to ANSYS’ accounting policies, except as noted below.

In connection with its acquisition of Fluent, ANSYS also acquired Fluent’s parent, Aavid Thermal Technologies, Inc. (“ATTI”). ATTI was primarily a shell entity with no assets or liabilities other than the tax attributes of its subsidiaries. These tax attributes included net operating loss carryforwards of approximately $42.7 million. The related deferred tax assets had been fully reserved in ATTI’s historical financial statements. These net operating loss carryforwards will have value to ANSYS post-acquisition and the reduction of the related valuation reserve will result in an increase in deferred tax assets and a decrease in goodwill of $14.9 million. This deferred tax asset is reflected as an adjustment to the unaudited pro forma condensed combined balance sheet as indicated in Notes 3.E. and 5. Other than this deferred tax asset, the unaudited pro forma condensed combined financial statements do not include the balances or activity of ATTI.

2. Fluent Acquisition

On May 1, 2006, ANSYS completed its acquisition of Fluent Inc., a global provider of CFD-based computer-aided engineering software and services. Under the terms of the merger agreement, ANSYS issued approximately 6,000,000 shares of its common stock, valued at approximately $274 million based on the average closing market price on the two days preceding and the two days following the announcement of the acquisition (February 16, 2006), and paid approximately $315 million in net cash to acquire Fluent. The total purchase price of approximately $598 million includes approximately $9 million in transaction fees. The Company used a combination of existing cash and $198 million from committed bank financing to fund the transaction. The interest rate on the indebtedness associated with the transaction is equal to a margin based on the Company’s consolidated leverage ratio, plus the then current rate based on (a) the British Bankers Association London Inter-Bank Offered Rate for dollar deposits (“LIBOR”) or (b) the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus .50%. The interest rate for the period from May 1, 2006 through June 30, 2006 was set at 6.08% which was based on LIBOR + 1.00%. The debt is scheduled to be repaid over a period of five years and includes covenants related to the consolidated leverage ratio and the consolidated fixed charge coverage ratio, as well as certain restrictions on additional investments and indebtedness.

Preliminary Purchase Price

The total preliminary purchase price is estimated at $598 million, and is comprised of:

(in thousands)
Value of 5,999,948 shares of common stock based on the average closing market price two days before and after the announced acquisition.	$274,018
Cash consideration – at closing, less working capital and other adjustments	314,961
Acquisition-related transaction costs	9,467

Total preliminary purchase price	$598,446

Acquisition-related transaction costs: Acquisition-related transactions costs of $9 million include ANSYS’ estimate of investment banking fees of $6 million, and legal, accounting and other professional fees of $3 million.

Preliminary Purchase Price Allocation

The total preliminary purchase price will be allocated to Fluent tangible and intangible assets acquired, liabilities assumed, as well as in-process research and development based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows:

(in thousands)
Cash and other net tangible assets/liabilities	23,319
Goodwill	380,339
Identifiable intangible assets	213,900
Net deferred tax liabilities	(47,212)
In-process research and development	28,100

Total preliminary purchase price allocation	$598,446

The preliminary allocation of the purchase price is based upon a preliminary valuation, as described below, and ANSYS’ estimates and assumptions are subject to change upon final valuation.

Cash and other net tangible assets/liabilities: Cash and tangible assets were recorded at their respective carrying amounts, except for adjustments to deferred revenues and property plant and equipment. ANSYS reduced Fluent’s historical deferred revenues by $19.1 million in the pro forma condensed combined balance sheet to adjust deferred revenue to fair value. ANSYS increased Fluent’s historical net carrying value of certain property by $3.0 million in the pro forma condensed combined balance sheet to reflect its fair market value.

Goodwill: Goodwill represents the excess of the preliminary purchase price over the estimated fair value of tangible and identifiable intangible assets acquired. The fair value of Fluent’s assembled workforce was also estimated and was classified as goodwill in accordance with Statement No. 141. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that ANSYS determines that the value of goodwill has become impaired, ANSYS will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made. See Note 3.D.

Identifiable intangible assets: Identifiable intangible assets acquired include developed software, trade name and customer contracts and related relationships. Developed software comprises products that have reached technological feasibility. Customer contracts and related relationships represent the underlying relationships and agreements with customers of Fluent’s installed base.

The fair value of intangible assets was based on a preliminary valuation using either the discounted cash flow method, the relief from royalty method, or a combination of the two, as well as discussions with Fluent management and a review of certain transaction-related documents and forecasts. The rate utilized to discount net cash flows to their present values was 17%. This discount rate was determined after consideration of similar companies’ required rates of return, utilizing the Capital Asset Pricing Model.

Estimated useful lives were based on historical experience with technology life cycles, product roadmaps, branding strategy, historical and projected maintenance renewal rates, historical treatment of Fluent and ANSYS acquisition-related intangible assets and ANSYS’ intended future use of the intangible assets. Intangible assets other than the trade name are being amortized using the proportional cash flow method. Fluent’s trade name is one of the most recognized in the computer aided engineering market. The trade name represents a reputation of superior technical capability and strong support service that has been recognized by Fluent’s customers. Because the trade name continues to gain strength in the market today, as evidenced by Fluent’s increased sales over the past several years, the Company expects the trade name to contribute to cash flows indefinitely and, accordingly, has assigned an indefinite life to the trade name. See Note 3.B.

In-process research and development: In-process research and development represents incomplete Fluent research and development projects that had not reached technological feasibility and had no alternative future use when acquired. ANSYS estimates that $28.1 million of the preliminary purchase price represents purchased in-process technology related to projects which had not yet reached technological feasibility and have no alternative future use. The fair value of in-process research and development as determined based on the discounted cash flow method, utilizing a risk adjusted discount rate of 22% and an expectation that net cash inflows related to the in-process projects would commence in 2009. This estimate is subject to change upon final valuation of the in-process research and development. Although in-process research and development costs are not considered in the unaudited pro forma condensed combined statements of operations, such costs will be expensed in ANSYS’ consolidated financial statements as a non-tax deductible charge for the quarter ended June 30, 2006. This has been reflected in the pro forma balance sheet with an adjustment to equity. See Note 3.G.

Pre-acquisition contingencies: Other than certain tax contingencies, ANSYS has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in additional goodwill.

Financing Activities

On May 1, 2006, ANSYS and Fluent borrowed $175 million and $23 million, respectively, from a syndicate of banks. The interest rate on the indebtedness associated with the transaction is equal to a margin based on the Company’s consolidated leverage ratio, plus the then current rate based on (a) the British Bankers Association London Inter-Bank Offered Rate for dollar deposits (“LIBOR”) or (b) the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus .50%. The interest rate for the period from May 1, 2006 through June 30, 2006 was set at 6.08%, which was based on LIBOR + 1.00%. An increase or decrease in the interest rate of 1/8% would affect pro forma interest expense by $235,000 in the annual period and $53,000 in the quarterly period. The debt is scheduled to be repaid over a period of five years and includes covenants related to the consolidated leverage ratio and the consolidated fixed charge coverage ratio, as well as certain restrictions on additional investments and indebtedness.

3. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A)	To record the following adjustments to cash and cash equivalents:

(in thousands)
To record ANSYS bank loan proceeds	$175,000
To record Fluent bank loan proceeds	23,000
To record acquisition-related transaction costs	(9,467)
To record cash paid to Fluent stockholders	(173,033)
To record cash paid to Fluent debt/noteholders	(141,928)

Total adjustments to cash	$(126,428)

(B)	To record the difference between the preliminary fair value and the historical amount of intangible assets:

(dollars in thousands)	Historical Amount, Net	Preliminary Fair Value	Increase	Annual Amortization	Three Months Amortization	Estimated Useful Life
Developed software	$—	$88,000	$88,000	$17,134	$4,391	7 years
Trade name	—	60,000	60,000	—	—	Indefinite
Customer contracts and related relationships	—	65,900	65,900	8,731	2,097	9.5 years

Total identifiable intangible assets	$—	$213,900	$213,900	25,865	6,488

Fluent historical amortization				—	—

Net increase in amortization				$25,865	$6,488

(C)	To record the difference between the preliminary fair value and the historical value of property, plant and equipment:

(dollars in thousands)	Historical Amount, Net	Preliminary Fair Value	Increase	Annual Depreciation	Three Months Depreciation	Estimated Useful Life
Land	$1,032	$1,920	$888	$—	$—	Indefinite
Depreciable property	13,762	15,912	2,150	3,218	835	3–20 years

Total property, plant and equipment	$14,794	$17,832	$3,038	3,218	835

Fluent historical depreciation				2,976	775

Net increase in depreciation				$242	$60

(D)	To eliminate Fluent’s historical goodwill and record the preliminary fair value of goodwill:

(in thousands)	Historical Amount, Net	Preliminary Fair Value	Increase
Goodwill	$37,487	$380,339	$342,852

(E)	To record adjustments for deferred tax balances related to identifiable intangible assets, deferred revenues and acquired net operating losses:

(dollars in thousands)	Preliminary Fair Value Adjustment	Statutory Tax Rate	Deferred Tax Asset (Liability)
Increase in identifiable intangible assets (excludes trade name)	$153,900	40%	$(61,560)
Decrease in deferred revenues	$19,054	40%	(7,622)
ATTI net operating losses (Note 5)	$42,675	35%	14,936

Net deferred tax liabilities			$(54,246)

Fluent’s intellectual property is owned by a U.S.-based legal entity. Additionally, a substantial portion of Fluent’s deferred revenue is recorded on a U.S.-based legal entity. Accordingly, the U.S. statutory tax rate of 40% was utilized to record the deferred tax liabilities for intangible assets and deferred revenues rather than the blended global tax rate of 38%. The ATTI net operating losses relate to U.S. federal taxes and are, therefore, recorded at the federal tax rate of 35%.

(F)	To record the difference between the preliminary fair value and the historical amount of Fluent’s deferred revenue. The preliminary fair value comprises unexpired contractual obligations, primarily for post-contract support. To the extent that these underlying support contracts are renewed, ANSYS will recognize the revenue for the full value of the support contracts over the support periods, the majority of which are one year.

(in thousands)	Historical Amount, Net	Preliminary Fair Value	Decrease
Deferred revenues	$51,082	$32,028	$(19,054)

(G)	To record the following adjustments to stockholders’ equity:

(in thousands)
To eliminate Fluent’s historical stockholders’ equity	$(39,503)
To record the issuance of 5,999,948 ANSYS shares in connection with the acquisition	274,018
To record the preliminary estimated fair value of in-process research and development	(28,100)

Total adjustments to stockholders’ equity	$206,415

(H)	To record additional amortization expenses related to intangible assets acquired. Amortization expense was estimated based on the ratio of the projected net cash flows of the intangible asset in the current period to the total projected net cash flows over the expected life of the intangible assets – see Note 3.B.

(I)	To record additional depreciation related to property, plant and equipment acquired as follows – see Note C:

(in thousands)	Annual Depreciation		Three Month Depreciation
Selling, general & administrative		$117	$29
Cost of sales		$69	$17
Research and development	$	`56	$14

(J)	To record the effects of the acquisition on interest expense and interest income as further discussed below:

(dollars in thousands)	Estimated Annual Interest Rate	Effect on Annual Interest Income (Expense)	Effect on Three Months Interest Income (Expense)
Interest expense on ANSYS debt financing of $175 million	6.08%	$(10,811)	$(2,524)
Interest expense on Fluent debt financing of $23 million	6.08%	(1,230)	(197)
Interest income from ANSYS cash used in acquisition of $126 million		(3,404)	(851)
Interest expense of Fluent on certain pre-acquisition borrowings		298	—

Total adjustments to interest expense		$(15,147)	$(3,572)

To record interest expense, including amortization of issuance costs associated with the debt to finance the Fluent acquisition at a rate of 6.08%, which represents the actual interest rate at the inception of the bank loan as of May 1, 2006. The pro forma condensed combined statements of operations do not assume reductions in interest based on other-than-scheduled principal repayments of ANSYS’ borrowings or changes in interest rates if ANSYS refinances its borrowings. Since a significant portion of the purchase price was paid from existing cash and short-term investments of ANSYS, the pro forma condensed combined statements of operations assume that earnings are adversely impacted by the foregone interest income on such balances.

Additionally, interest expense on certain pre-acquisition borrowings was removed from the pro forma financial results because such borrowings were paid in full upon consummation of the acquisition.

(K)	To record the income tax impact on pro forma adjustments at the statutory rate of 38%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had ANSYS and Fluent filed consolidated income tax returns during the periods presented.

(L)	To record the elimination of intercompany and related party assets and liabilities.

(M)	To record the current and long-term portions of debt associated with the financing obtained by ANSYS and Fluent in connection with the transaction.

(N)	To allocate certain expenditures to cost of sales and research and development, that were historically recorded in the Fluent financial statements as selling, general and administrative, to be consistent with ANSYS’ historical financial statement presentation, as follows:

(in thousands)	Annual Reclassification	Three Month Reclassification
Selling, general & administrative	$(5,260)	$(1,353)
Cost of sales	$3,133	$768
Research and development	$2,127	$585

(O)	To record deferred financing costs of $1,871,000 related to the costs of obtaining debt financing associated with the acquisition.

4. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of ANSYS common stock outstanding and are adjusted for additional common stock issued to Fluent’s stockholders as part of the acquisition.

	Weighted Average Shares
(in thousands)	Year Ended December 31, 2005	Three Months Ended March 31, 2006
Basic, as reported	31,749	32,122
Stock issued in Fluent acquisition	6,000	6,000

Basic, pro forma	37,749	38,122

Diluted, as reported	33,692	34,165
Stock issued in Fluent acquisition	6,000	6,000

Diluted, pro forma	39,692	40,165

5. Other Assets Acquired

In connection with its acquisition of Fluent, ANSYS also acquired Fluent’s parent, ATTI. ATTI was primarily a shell entity with no assets or liabilities other than the tax attributes of its subsidiaries. These tax attributes included net operating loss carryforwards of approximately $42.7 million. The related deferred tax assets had been fully reserved in ATTI’s historical financial statements. These net operating loss carryforwards will have value to ANSYS post-acquisition and the reduction of the related valuation reserve will result in an increase in deferred tax assets and a decrease in goodwill of $14.9 million. This deferred tax asset is reflected as an adjustment to the unaudited pro forma condensed combined balance sheet as indicated in Note 3.E. Other than this deferred tax asset, the unaudited pro forma condensed combined financial statements do not include the balances or activity of ATTI.